Exhibit 99.1
PRESS RELEASE CONTACT:
MICHAEL SENKEN
PHONE: (770) 651-9100

MiMedx Announces Record Results for
First Quarter of 2015 and Raises Full-year Guidance

COMPANY RECORDS REVENUE OF $40.8 MILLION and NET INCOME of $4.1 MILLION

MARIETTA, Georgia, April 27, 2015 (PR Newswire) - MiMedx Group, Inc. (NASDAQ: MDXG), the leading regenerative medicine company utilizing human amniotic tissue and patent-protected processes to develop and market advanced products and therapies for the Wound Care, Surgical, Orthopedic, Spine, Sports Medicine, Ophthalmic and Dental sectors of healthcare, announced today its record results for the first quarter of 2015.
The Company also announced today the decision of its Board of Directors to authorize an increase of $10 million to the Company’s Share Repurchase Program. Today’s action increases the total authorized to $30 million since the program commenced on May 12, 2014.

First Quarter 2015 Highlights

•	Q1 2015 revenue of $40.8 million increases 108% over Q1 2014

•	Q1 2015 is 14th consecutive quarter of meeting or exceeding revenue guidance

•	Q1 2015 Wound Care sales grows 103% over Q1 2014

•	Q1 2015 Surgical, Sports Medicine/Orthopedic revenue increases 125% over Q1 2014

•	Adjusted EBITDA* of $8.8 million represents a 343% improvement over Q1 2014

•	Quarterly net income of $4.1 million or $0.04 per diluted share vs a net loss of $900,000 or $0.01 per diluted share in Q1 2014

•	Q1 2015 Cash Flow from Operating Activities of $4.2 million as compared to a negative $1.6 million in Q1 2014

•	Company increases full year guidance range from $175-$190 million to $180-$190 million

•	Significant progress made during quarter in gaining coverage from commercial as well as Medicaid payers

•	Company signs new building lease adding approximately 25,000 sq. ft. of space in support of planned growth

First Quarter Results
The Company recorded record revenue for the first quarter of 2015 of $40.8 million, a $21.2 million or 108% increase over 2014 first quarter revenue of $19.6 million. The Company’s gross margins for the quarter ended March 31, 2015, were 87% as compared to 85% in the first quarter of 2014. Adjusted EBITDA* for the quarter ended March 31, 2015, were $8.8 million, a $6.8 million or 343% improvement, as compared to Adjusted EBITDA* of $2.0 million for the first quarter of 2014. Net Income for the first quarter of 2015 was $4.1 million, or $0.04 per diluted common share, a $5.0 million improvement, as compared to the Net Loss of $922,000, or $0.01 per diluted common share, in the 2014 first quarter.

Management Commentary on Revenue Results
Parker H. “Pete” Petit, Chairman and CEO, stated, “We are pleased with our first quarter results. It was our fourteenth consecutive quarter of meeting or exceeding revenue guidance. All of our revenue segments, from our wound care business through our surgical, sports medicine and OEM segments performed well and recorded strong growth over the same period in 2014. Even with the effects of unusually harsh weather and the reimbursement changes, we had a strong quarter. Absent those events, we believe we would have easily exceeded the upper end of our guidance range. The first quarter reflected normal seasonality associated with the new calendar year, accounting for various factors such as new deductibles, reimbursement changes and weather. We see the same pattern developing this year as we saw last year where each quarter has stronger growth than our first calendar quarter.”

Petit added, “We have spoken about the operating leverage that we have created at MiMedx, and this quarter’s results speak to that fact. In just our third consecutive quarter of recording operating profits, we are pleased to report that our after-tax income of $4.1 million was 10% of revenue and our positive Adjusted EBITDA* of $8.8 million was 22% of revenue. We expect that this operating leverage will become more evident as we progress through the year.”

“We continue to experience rapid growth in the commercial payer segment. We communicated in our press release of April 13, 2015, an update on the progress we have made in gaining coverage from commercial health plans and Medicaid programs. During the first quarter we added an additional 53 million covered lives from 27 new plans and added 10 additional Blue Cross/Blue Shield plans encompassing 20 states. As of this writing, insurance coverage is provided for more than 158 million covered commercial lives and 36 million Medicare beneficiaries,” concluded Petit.

Bill Taylor, President and COO, said, “Our detailed strategic and tactical planning once again paid dividends in the first quarter, and our achievement of hitting the upper end of our revenue range proves that fact. Compared to our results a year ago, we again grew at a triple digit pace. Wound care sales in the first quarter grew by 103% over the first quarter of 2014. First quarter revenue in our surgical and the orthopedic/spine markets grew by 125% over the first quarter of 2014. Our wound care revenue growth continues to be the result of market share gains and increased penetration and sales from existing accounts. We are also very pleased that we managed the expiration of pass through status for EpiFix® Medicare patients extremely well. The effects on our overall business due to this change and our subsequent actions such as our introduction of new sizes and meshed configurations occurred essentially as we predicted. We expect stronger growth in the second quarter, particularly as our mesh configuration gains more traction and the significant improvements in our health plan coverage take effect. We are also pleased that the expansion of our sales professionals focusing on the surgical and the orthopedic/spine markets is progressing as expected and continues to build momentum. We are building out this sales force with highly talented and experienced individuals, and we look forward to promising results and increasing market share from this expansion.”

“We have a great degree of confidence in our ability to deliver upon the many promising growth opportunities ahead as we become a broader based regenerative medicine company,” commented Taylor. “This confidence is founded on the strong National Accounts sales team we have assembled and the more than 4,000 U.S hospitals under contract for MiMedx allografts through our national accounts with Group Purchasing Organizations (“GPOs”) and Integrated Delivery Networks (“IDNs”), the expertise we are building in our sales professionals focusing on the surgical and the orthopedic/spine markets, our continuing progress in gaining health plan coverage, our unparalleled expertise and market share in the advanced wound care market, the growing number of clinical studies being conducted for numerous medical applications for our allografts, and the operating leverage we have created.”

Balance Sheet and Cash Flow
As of March 31, 2015, total assets were $106.1 million, compared to $109.3 million as of December 31, 2014. Cash on hand as of March 31, 2015, was $38.7 million, as compared to $46.6 million as of December 31, 2014. The decrease in cash was due to share repurchases of $12.2 million somewhat offset by positive net cash flow from operating activities of $4.2 million, due primarily to an increase in Adjusted EBITDA and improved working capital management. Accounts receivable increased to $31.0 million as of March 31, 2015, from $26.7 million as of December 31, 2014. Days Sales Outstanding (DSO) as of March 31, 2015 were 68 days, compared to 61 days as of December 31, 2014. Inventory decreased approximately $885,000 to $4.2 million as of March 31, 2015, compared to $5.1 million as of December 31, 2014. Inventory turns were 4.9 for the quarter as compared to 2.8 in the prior quarter. Total liabilities decreased to $19.7 million as of March 31, 2015, from $19.9 million as of December 31, 2014. Stockholders’ equity decreased by $2.9 million to $86.4 million as of March 31, 2015, from $89.3 million as of December 31, 2014.

GAAP Earnings
The Company recorded Net Income of $4.1 million for the quarter ended March 31, 2015, or $0.04 per diluted common share, as compared to a Net Loss of $922,000, or $0.01 per diluted common share, for the quarter ended March 31, 2014. First quarter 2015 R&D expenses were $1.8 million or 4.5% of Net Sales, an increase of $0.4 million over first quarter 2014 R&D expenses of $1.4 million. Selling, general and administrative (“SG&A”) expenses for the first quarter of 2015 were $29.3 million, a $13.4 million increase over first quarter of 2014 SG&A expenses of $15.9 million. Increases in SG&A were due to the continuation of the buildup of the Company’s direct sales force in the wound care, surgical and orthopedic /spine sales channels, as well as the sales force focused on national accounts and patent litigation costs.

Revenue Breakdown
The Company distinguishes and reports revenue in two categories: (1) Wound Care and (2) Surgical, Sports Medicine and Original Equipment Manufacturer (“OEM”) applications. Revenue for the Company's Wound Care category comprises both the sheet and micronized allograft forms and includes the full spectrum of the wound care settings and wound categories for which the Company’s allografts are utilized. It reflects sales related to both chronic and acute wounds, including surgical wounds. The "Surgical, Sports Medicine and OEM" category includes primarily AmnioFix® sales for orthopedic, soft tissue repair, surgical, dental and ophthalmic uses. This category also includes grafts in both sheet and micronized form. For first quarter of 2015, Wound Care revenue was $29.8 million, representing 73% of total revenue, and Surgical, Sports Medicine and OEM revenue was $11.0 million, representing 27% of total revenue.
The Company also provides a revenue breakdown in terms of customer type, distinguishing between government and commercial accounts. For the first quarter of 2015, Commercial sales were $27.0 million, representing 66% of total revenue, and Government sales were $13.8 million, representing 34% of total revenue.

2015 Outlook
The Company increased its previously communicated guidance for full year 2015 and provided its outlook for the second quarter of 2015.
The Company’s guidance for the second quarter of 2015 includes:

•	Q2 2015 revenue in the range of $44.0 million to $46 million; and

•	Q2 2015 operating profit in excess of 11%.
The Company’s increased full year 2015 expectations include:

•	Full year 2015 revenue in the range of $180 million to $190 million; and

•	Operating profit margin for full year 2015 in excess of 15%.

Earnings Call
MiMedx management will host a live broadcast of its first quarter 2015 results conference call on Tuesday, April 28, 2015, beginning at 10:30 a.m. eastern time. A listen-only simulcast of the MiMedx Group conference call will be available on-line at the Company’s website at www.mimedx.com. A 30-day on-line replay will be available approximately one hour following the conclusion of the live broadcast. The replay can also be found on the Company’s website at www.mimedx.com.

Use of Non-GAAP Financial Measures
Management has disclosed adjusted financial measurements in this press announcement that present financial information that is not in accordance with generally accepted accounting principles (“GAAP”). These measurements are not a substitute for GAAP measurements, although Company management uses these measurements as aids in monitoring the Company's on-going financial performance from quarter-to-quarter and year-to-year on a regular basis and for benchmarking against other medical technology companies. Adjusted EBITDA* is earnings before financing expense, interest, taxes, depreciation, amortization, and share-based compensation. For a reconciliation of this non-GAAP financial measure to the most directly comparable financial measure, see the accompanying table to this release. Adjusted financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Investors should consider adjusted measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

About MiMedx
MiMedx® is an integrated developer, processor and marketer of patent protected regenerative biomaterial products and bioimplants processed from human amniotic membrane. “Innovations in Regenerative Biomaterials" is the framework behind our mission to give physicians products and tissues to help the body heal itself. Our biomaterial platform technologies include AmnioFix® and EpiFix®, our tissue technologies processed from human amniotic membrane that is derived from donated placentas. Through our donor program, a mother delivering via full-term Caesarean section birth can elect in advance of delivery to donate the placenta in lieu of having it discarded as medical waste. We process the human amniotic membrane utilizing our proprietary PURION® Process, to produce a safe and effective implant. MiMedx® is the leading supplier of amniotic tissue, having supplied over 400,000 allografts to date for application in the Wound Care, Surgical, Orthopedic, Spine, Sports Medicine, Ophthalmic and Dental sectors of healthcare.

Safe Harbor Statement
This press release includes statements that look forward in time or that express management's beliefs, expectations or hopes. Such statements are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, that the Company would have easily exceeded the upper end of first quarter revenue guidance had it not been for unusually harsh weather and reimbursement changes; that the Company’s revenue growth pattern in 2015 will follow the 2014 pattern, in which each quarter showed stronger growth than the first quarter; that the new mesh product configuration and progress in health plan coverage will contribute to growth in the second quarter; that the surgical and orthopedic/spine market will continue to build momentum; that the continued expansion of the sales force will lead to increase sales and market share; that there continue to be many opportunities for growth due to the health plan coverage gains and surgical and orthopedic/spine market as mentioned above, as well the number of hospitals who are members of GPOs and IDNs under contract with the Company, the Company’s expertise and market share in the advanced wound care market, the growing number of clinical studies being conducted by the Company for numerous medical applications for our allografts, and the Company’s operating leverage. These statements are based on current information and belief, and are not guarantees of future performance. Among the risks and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements include that other factors besides harsh weather and reimbursement changes impact the Company’s first quarter performance and such factors may continue beyond the first quarter; the Company’s revenue growth pattern in 2015 will not follow the 2014 pattern and growth each quarter may not be stronger than the previous; that the new mesh product configuration and progress in health plan coverage do not contribute to growth in the second quarter as predicted; that the surgical and orthopedic/spine market does adopt the Company’s products in the timeframe projected by the Company or at all; that the continued expansion of the sales force does not lead to increased sales and/or market share; that the coverage from additional commercial payers does not lead to additional sales or revenue; that the Company is not able to leverage its GPO and IDN contracts, its expertise and market share in the advanced wound care market, its volume of clinical studies or the results of its clinical studies, or its operative leverage for growth; and the risk factors detailed from time to time in the Company's periodic Securities and Exchange Commission filings, including, without limitation, its 10-K filing for the fiscal year ended December 31, 2014. By making these forward-looking statements, the Company does not undertake to update them in any manner except as may be required by the Company's disclosure obligations in filings it makes with the Securities and Exchange Commission under the federal securities laws.

Investor Contact:
COCKRELL GROUP
Rich Cockrell
877-889-1972
investorrelations@thecockrellgroup.com
cockrellgroup.com

MIMEDX GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	March 31, 2015 (unaudited)	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$38,696	$46,582
Short term investments	6,000	5,750
Accounts receivable, net	31,001	26,672
Inventory, net	4,248	5,133
Prepaid expenses and other current assets	2,341	1,540
Total current assets	82,286	85,677
Investments	2,500	3,250
Property and equipment, net of accumulated depreciation	6,440	5,447
Goodwill	4,040	4,040
Intangible assets, net of accumulated amortization	10,813	10,845
Other assets	26	—
Total assets	$106,105	$109,259
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$5,379	$3,661
Accrued compensation	8,720	11,523
Accrued expenses	3,615	2,504
Other current liabilities	746	716
Total current liabilities	18,460	18,404
Other liabilities	1,244	1,526
Total liabilities	19,704	19,930
Commitments and contingencies (Note 13)
Stockholders' equity:
Preferred stock; $.001 par value; 5,000,000 shares authorized and 0 shares issued and outstanding	—	—
Common stock; $.001 par value; 130,000,000 shares authorized; 109,468,759 issued and 108,491,478 outstanding at March 31, 2015 and 108,776,247 issued and 107,789,611 outstanding at December 31, 2014	109	108
Additional paid-in capital	158,401	162,433
Treasury stock at cost: 977,281 shares at March 31, 2015 and 986,636 shares at December 31, 2014	(8,621)	(5,637)
Accumulated deficit	(63,488)	(67,575)
Total stockholders' equity	86,401	89,329
Total liabilities and stockholders' equity	$106,105	$109,259

MIMEDX GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended March 31,
	2015	2014
Net sales	$40,767	$19,559
Cost of sales	5,148	2,977
Gross margin	35,619	16,582

Operating expenses:
Research and development expenses	1,831	1,390
Selling, general and administrative expenses	29,308	15,852
Amortization of intangible assets	233	231
Operating income (loss)	4,247	(891)

Other income (expense), net
Interest expense, net	(14)	(21)

Income (loss) before income tax provision	4,233	(912)
Income tax provision	(146)	(10)

Net Income (loss)	$4,087	$(922)

Net income (loss) per common share - basic	$0.04	$(0.01)

Net income (loss) per common share - diluted	$0.04	$(0.01)

Weighted average shares outstanding - basic	105,820,335	105,358,694

Weighted average shares outstanding - diluted	113,638,551	105,358,694

MIMEDX GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2015	2014
Cash flows from operating activities:
Net income (loss)	$4,087	$(922)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation	354	263
Amortization of intangible assets	233	231
Share-based compensation	3,933	2,372
Increase (decrease) in cash resulting from changes in:
Accounts receivable	(4,329)	(2,874)
Inventory	885	242
Prepaid expenses and other current assets	(801)	(942)
Other assets	(26)	—
Accounts payable	1,789	128
Accrued compensation	(2,803)	(175)
Accrued expenses	1,111	(37)
Other liabilities	(223)	102
Net cash flows from operating activities	4,210	(1,612)

Cash flows from investing activities:
Purchases of equipment	(1,347)	(466)
Fixed maturity securities redemption	500	—
Patent application costs	(201)	(168)
Net cash flows from investing activities	(1,048)	(634)

Cash flows from financing activities:
Proceeds from exercise of stock options	1,276	445
Proceeds from exercise of warrants	—	775
Stock repurchase	(12,295)	—
Payments under capital lease obligations	(29)	(33)
Net cash flows from financing activities	(11,048)	1,187

Net change in cash	(7,886)	(1,059)

Cash and cash equivalents, beginning of period	46,582	44,078
Cash and cash equivalents, end of period	$38,696	$43,019

MiMedx Group, Inc. and Subsidiaries
Non-GAAP Financial Measures and Reconciliation

As used herein, “GAAP”, refers to generally accepted accounting principles in the United States.  We use various numerical measures in conference calls, investor meetings and other forums which are or may be considered “Non-GAAP financial measures” under Regulation G.  We have provided below for your reference, supplemental financial disclosure for these measures, including the most directly comparable GAAP measure and an associated reconciliation.

Reconciliation of Net Income (Loss) to “Adjusted EBITDA” defined as Earnings before Financing expense, Interest, Taxes, Depreciation, Amortization, and Share - Based Compensation (in thousands):

	Three Months Ended March 31,
	2015	2014
Net Income (Loss) (Per GAAP)	$4,087	$(922)

Add back:
Income Taxes	146	10
Other Interest Expense, net	14	21
Depreciation Expense	354	263
Amortization Expense	233	231
Share-Based Compensation	3,933	2,372
Income Before Interest, Taxes, Depreciation, Amortization and Share-Based Compensation (Adjusted EBITDA)	$8,767	$1,975